Exhibit 10.1

Diodes (Chengdu) 1A Packet Test Plant Building

Construction Project

CONSTRUCTION DESIGN CONSULTING

ASSIGNMENT AGREEMENT

Parties to the Agreement:

Diodes Technology (Chengdu) Company Limited (hereinafter referred to as Party A); and

Lite-On Technology Corporation, Construction Management Department (hereinafter referred to as Party B)

Whereas Party A consigns Party B to render construction management services, both parties hereby enter into this Agreement and agree upon the terms and conditions set forth below:

Article I :	Project title: The target Project for which Party B will provide construction management services is “Diodes (Chengdu) 1A Packet Test Plant Building Construction Project” under construction by Party A (hereinafter referred to as the “Project”).

Article II :	Project location: The “Project” is located at the Project site of Gaoxin West District, Chengdu City

Article III :	The building and of the “Project”:

I.	The “Project” is located at the Project site of Gaoxin West District, Chengdu City (hereinafter referred to as the Project Site Land) in the total area of approximately 66564.26 square meters.

II.	Party A guarantees that the Project Site Land has been lawfully leased by Party A or lawfully granted to Party A for the right to use, dispose and build thereon, with clean and clear ownership, absolutely free of any dispute.

Article IV :	Scope of subject services: The design consulting management services rendered by Party B to Party A under the Agreement bear the highlights of the contents below:

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1.	Party B shall help Party A and the Design Institution proceed with design and planning work.

2.	Project review consulting: Party B shall help Party A conduct review over a variety of programs and offer proposals as required for planning.

3.	Consulting on contract execution for procurement: Party B shall be the consult to help Party A work out subcontracting strategies, devise Invitation-to-Tender Documents, invite potential contractors to quote prices, hold a briefing on the construction work, negotiate and compare for prices and execute agreements/contracts and such jobs concerned.

4.	Party B shall help Party A provide superintendence over the construction work based on the engineering drawings within the scope of the construction instructions.

5.	Party B shall help Party A conduct inspections either on a regular basis or on a nonscheduled basis upon entry of the materials for the “Project” and during progress of the “Project”.

6.	Review of Project Progress List: Party B shall check and verify the Project Progress Lists worked out by the contractors prior to the start of the construction work and shall, during the period of construction process, superintend the contractors to progress of the “Project” exactly pursuant to the Lists. In case of a change in “Project” contents which would lead to more than 5% in progress gap, Party B shall, after assembling the facts and reporting to Party A, coordinate with the contractors so involved to take the corrective action (remedial measure).

7.	Party B shall recommend on check and verify the “Project” enlarged detail drawings, samples of the equipment and building materials.

8.	Party B shall consult on review over change in design and feasibility assessment.

9.	Requisition for “Project” assessment payment: Party B shall check and verify with assessment of the positions completed by the contractors of the current term. After the jobs done by a contractor satisfactorily pass Party B’s review process and Party A’s approval, Party A shall effect payment based on the accounting process.

10.	Internationality of documents: Whenever a Contractor develops ambiguity about the “Project” drawings or notices an inconsistency between the drawings and the “Project” specifications, Party A may consult with Party B, the Design Institution or professional consultant(s) before offering n interpretation.

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Article V :	Amount of the Agreement and terms of payment:

I.	For a variety of services rendered in accordance with Article IV of the Agreement, the total service fee amounts to US$ 465,517 (tax excluded), to be converted at the exchange rate of US$1: NT$29. Party A shall effect payment to Party B under the terms enumerated below:

1.	After the Agreement is officially executed by and between both parties and comes into effect, Party A shall pay Party B a sum of US $ 93,103 (20% of the total service fee).

2.	After the top of the structure is sealed up (i.e., after the concrete roof shingle is completed), Party A shall pay Party B a sum of US$186,207 (40% of the total service fee).

3.	After the quality inspection is completed (while the certificate proving satisfactory quality in inspection & acceptance is obtained), Party A shall pay Party B a sum of US$186,207 (40% of the total service fee). In the event that the “Project” cannot be handed over within the period of services set forth under Article VI, the terms of payment shall be separately fixed by and between both parties separately.

4.	For payments in the respective terms mentioned above, Party A shall effect payment by issuing a sight check or by means of wire transfer (T/T) within ninety (90) days after payment requisition is approved and after Party A receives Party B’s requisition for payment with supporting documents and vouchers which satisfactorily pass Party A’s checking and verification process. In the event that Party A objects to Party B’s requisition for payment, both parties shall negotiate and determine a solution separately.

5.	Throughout the term of the Agreement validity, whenever there comes an extra need from Party B to dispatch human resources for support, Party B may bill Party A the gross amount of the travel fees calculated based on Party B’s internal regulations which shall be billed at the costs actually incurred.

II.	Throughout the term of the Agreement validity, in the event that Party B is required to render services in addition to the Agreement as a result of a factor not attributable to Party B or in response to Party A’s request, Party B may charge extra service fees. The criteria and terms of payment of such service fee shall be separately negotiated and determined by and between both parties.

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III.	The aforementioned service fees represent the managerial fees for the construction work, excluding architectural design fee, taxes and miscellaneous expenses incurred for ownership transfer which, if any, shall be charged extra. For the general fees indispensable to Party B in performance of duties, Party A shall pay for such general fees after Party B provides Party A with explanation of the relevant expenses and supporting vouchers.

IV.	Throughout the term of the Agreement validity, in the event that the project site is expanded or the spaces (areas) increase after the start-off permit is obtained, Party B may increase the fee for construction management services which shall be negotiated and determined by and between both parties based on the principles under the Agreement.

V.	The service fees under the Agreement already include labor insurance premium and labor pension fund reserve which Party B shall duly handle in accordance with the requirements concerned.

VI.	Unless otherwise prescribed in the Agreement, under no circumstances shall Party A pay Party B any and all other expenses (including but not limited to flight tickets, car rent, lodging, meals business operation and other expenses concerned).

Article VI :	Period of services:

I.	The “Project”, starting from planning & design, procurement and contract-out (outsourcing), construction work, interior decoration, plant work till completion of the hand-over process, shall be completed within fifteen months in principle (i.e., starting from April 2011 till June 2012) which shall be taken as the ground to calculate the service fee (Cf. Construction Management Fee and Human Resources Dispatch Lists for details). Both parties may have the Agreement terminated at anytime, provided that the party proposing termination shall inform the other in writing thirty days in advance, or both parties may execute a new agreement to replace the current one.

II.	In the event that the period scheduled for services under Paragraph I of this Article is extended due to Party A’s factor, both parties agree that the service fee for the extra period shall be calculated on a daily basis at US$400 per person per diem (not including tax). Party A shall pay Party B based on the volume of services and personnel provided by Party B within thirty days after completion of hand-over of the “Project”.

III.	The penalty due to Party B’s obligations under this Agreement shall not, at the maximum, exceed 20% of the total amount of service fee paid.

IV.

Responsibility of termination: In the event that the Agreement is terminated ahead of expiry in accordance with Paragraph I of this Article, the responsibilities or obligations of both parties under the Agreement shall cease to exist as well. Both parties shall, nevertheless, abide by the terms and conditions below: (i) Party A shall, pursuant to the requirements set forth under the Agreement, pay Party B

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or remit into the bank account earmarked by Party B all expenses of compensation, the service fees payable to Party B pro rata under Article V immediately in full; and (ii) Both parties shall continually comply with the requirements set forth under Article XIII and XIV of the Agreement.

Article VII :	Matters subject to coordination:

I.	Party B, where consigned by Party A to render professional management service for the “Project”, shall provide necessary human resources to render services and exercise due diligence as a bona fide administrator in the management and shall assure adequate coordination with Party A, the Design Institution and other personnel concerned to assure the maximum possible benefit to Party A.

II.	After execution of the Agreement, Party A shall, in coordination with Party B’s need, provide Party B with the databases as linked up with the Project. Party B is subject to non-disclosure obligations for all documents and data provided by Party A and may use documents and data so provided by Party A only for the purposes of the Party B shall help Party A. Party B shall not disclose such documents and data to any third party in any means unless agreed upon by Party A beforehand.

III.	Party B shall, after being consigned by Party A to render professional management service for the “Project”, submit performance reports to Party A on a monthly basis starting from one month after the Agreement comes into effect.

Article VIII :	Where Party A considers it necessary to have the “Project” terminated, Party A may have the Agreement terminated at anytime. Once receipt such a notice from Party A, Party B shall immediately terminate provision of service. For the jobs having been completed by Party B, Party A shall effect payment based on actual percentage of completion. Whenever Party B proves to meet any of the situations below, Party A may have the Agreement terminated or rescinded by serving notice in writing thirty days in advance. In the very premise not untowardly affecting other rights of Party A, Party B shall assume the responsibility for indemnity in full for the loss so incurred by Party A. Party A may refer the fact of default to the competent authorities of the government for punishment.

I.	Where Party B proves to have transferred the services under the Agreement to another without authority, or proves to have lent its registry certificate to another to undertake construction management services of the “Project” as officially verified by Party A through investigation.

II.	Where Party B proves to have defaulted the Agreement or developed an incident, making Party A consider it incompetent to fulfill the responsibilities under the Agreement.

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III.	Where Party B proves to have been weak in competence, have suspended the jobs arbitrarily or have shown mismanagement, making the actual progress more than 15% behind schedule, or where the “Project” fails to live up to the specified standards as a result of a factor attributable to Party B.

IV.	Where Party B suspends or delays fulfillment of the Agreement without a justifiable reason and fails to fulfill the Agreement or take corrective action (remedial measure) within five days after receipt of a notice from Party A in writing.

Article IX :	Intellectual property rights:

I.	Non-disclosure obligations and business secrets: Either within or beyond the term of the Agreement validity, for each event unless Party B obtains consent from Party A in writing in advance, Party B shall not disclose or use in any means: (i) The secret information or technological information or business secrets concerning Party A obtained from Party A before the date of execution of the Agreement; or (ii) The information obtained within the process of such relationship, disregarding whether such information is patentable, or protected for patent, copyrights or legal interests, also disregarding whether such information is designed or prepared for Party A (hereinafter collectively referred to as “business secrets”, unless necessitated for the process of such relationship, including but not limited to the information as enumerated below linked up with both parties, e.g., name list of customers, products, formulas, manufacturing process, business operation, investment, finance, costs, employees, procurement, accounting, marketing, shipments, payroll facts, pricing, profits, future development plans, the capacities, demand, orientation, business behaviors and methods of organizations who have been in business transaction with Party A, other information linked up with Party A’s products, services, business operation, but excluding the information which has been well known in the business areas of Party A or the information that is obtained from public sources. All such business secrets belong to Party A as Party A’s precious assets.

II.

Tangible assets: All sorts of files, accounts, records, documents, account books, forms, instructions, reports, memorandums, research, data compile, letters and duplicate copies, abstracts and summaries thereof, and all other tangible items linked up with Party A except those classified as personal items. All documents and such information shall be properties belonging to Party A, disregarding whether they are attributed to public or prepared for Party B. All such information shall not be brought out of Party A’s business premises unless agreed upon by Party A in writing and unless necessitated during the process when such consultation service is rendered to Party A. Upon expiry or termination of the business relationship by

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and between Party A and Party B or at anytime before expiry or termination of such business relationship, whenever Party A requests, Party B shall have all such tangible assets returned to Party A forthwith.

III.	Job-hopping: During the period while Party B and Party A maintain such business relationship and during the one-year period thereafter (Such period excludes the period when Party B violates the Agreement, or the period for appeal for compulsory enforcement and the period where Party B violates the Agreement), Party B shall not interview, solicit, interfere with or try to entice or lure any employee serving with Party A or the contractor to quit Party A (The aforementioned personnel refer to those people who have possessed or known of certain business secrets of Party A).

IV.	Prohibition: Party B hereby acknowledges and agrees that in an attempt to compensate Party A where Party B violates or is likely to violate the aforementioned requirements where the injury so incurred might be tough and extremely difficult, Party A is entitled to apply for temporary prohibition, preparatory prohibition, permanent prohibition or other corrective action (remedial measure) which Party A considers may be adopted so as to put such requirements into mandatory enforcement. The provision of prohibition under this Paragraph, nevertheless, does not reduce Party A’s right to claim for compensation or indemnity.

V.	The term “Party A” mentioned in this Article IX specifically refers to Diodes Incorporated and all people who could dominate Party A, or people who are dominated by Party A or people who are under joint domination by Party A, including but not limited to Diodes Technology (Chengdu) Company Limited.

Article X :	Law compliance:

I.	Anti-corruption Law of China: Party B hereby acknowledges and agrees that Party A primarily operates business and teams up with Party B in cooperation within the territories of the People’s Republic of China. Party B shall, therefore, faithfully comply with the Anti-corruption Law among the Criminal Code of the People’s Republic of China and laws and ordinances concerned of the Chinese government. In accordance with the Anti-corruption Law of the People’s Republic of China, a person who offers precious assets to an official of the country or government in exchange of unjustifiable interests is unlawful. Party B further acknowledges that it is extremely familiar with the provisions set forth in Anti-corruption Law among the Criminal Code of the People’s Republic of China and thus agrees that under no circumstances shall Party B take or permit such unlawful act against law, or any act that might make Party A violate Anti-corruption Law among the Criminal Code of the People’s Republic of China and laws and ordinances concerned.

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II.	Foreign Corrupt Practices Act of the United States prevalent abroad: Party B hereby acknowledges and agrees that Party A is an enterprise holding quite goodwill and affiliated enterprises in the United States and is thus subject to the restriction of Foreign Corrupt Practices Act of the United States 1977 (Also subject to the restrictions of the American Code 15 USC §§ 78dd-1). Such Foreign Corrupt Practices Act of the United States prohibits bribery (Foreign Corrupt Practices Act, known as “FCPA” in brief). Under FCPA, a person who offers or tries to offer a precious article to a ranking officer, staff member or political organization or candidate of the Chinese government or foreign government, or to certain people or certain organization to be conveyed to the aforementioned officials or the like to lead to their violation of public duties or in an attempt to obtain or hold unjustifiable commercial interests would be unlawful. Party B further acknowledges that under no circumstances shall Party B adopt or permit any unlawful act under such law to lead Party A into violation of FCPA.

III.	Anti-corruption Law of the United Kingdom: Party B hereby acknowledges and agrees that Party B hereby acknowledges and agrees that Party A is an enterprise with major office and business department in the United Kingdom and maintains significant business relationship in United Kingdom. Party A is, therefore, subject to the Anti-corruption Law 2010 of United Kingdom which prohibits any private organization and/or government units, organizations to offer bribe, conduct corruption and bribery with government organization. Under such Anti-corruption Law of United Kingdom, a person offers or attempts to offer precious article to any private organization, private entity, ranking officials of Chinese, foreign governments, staff members or candidates, or to certain people or organizations to be conveyed to the aforementioned government, officials and/or private organization, entity, people to cause them to violate public duty or private responsibility, or attempts to obtain or hold certain business or unjustifiable commercial interests is unlawful. Party B further acknowledges that it is extremely familiar with the Anti-corruption Law 2010 of United Kingdom and under no circumstances shall Party B adopt or permit any unlawful act to lead Party A into violation of the Anti-corruption Law 2010 of the United Kingdom and laws and ordinances concerned.

IV.	Compliance with all laws and ordinances concerned: Party B shall faithfully comply with all laws and regulations prevalent domestically and in other countries as linked up with the consultation, business operation and responsibilities under the Agreement, anti-corruption laws, government orders, acts, regulations, statutes, license requirements, including laws and ordinances concerned of the United States, United Kingdom, Republic of China, People’s Republic of China involving the jurisdictional power and/or administrative discretion.

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Article XI :	Other covenants:

I.	The construction management services in the “Project” do not include the third mechanical & electrical distribution project.

II.	Party B shall be responsible for management, payroll and supplies to its personnel. In the event that a Taiwan-based cadre member assigned by Party B conducts behavior beyond the disciplines or develops a dispute because of having violated he local security rules, Party B shall solely assume the responsibility in full. In the event that such a person runs into an accident, bodily injury or casualty, Party B shall solely manage the issue and shall be objective and uninvolved. In case of the responsibility for compensation to a third party incurred by such person, Party B shall solely assume all such responsibility in full.

III.	During the term of the Agreement validity, Party A shall pay for Party B’s personnel for hotel lodging and transportation when they assigned to travel to China on business to fulfill the obligations under the Agreement (including but not limited to flight tickets and local transportation).

IV.	During the term of the Agreement validity, all lodging fares, all living costs (including but not limited to water, electricity bills, cleaning fee, Internet, communications fees) and the local transportation for the Taiwan-based cadre member assigned by Party B shall be borne by Party A.

V.	Divisible clauses: All terms and conditions under the Agreement are divisible. In the event that any single clause or several clauses is(are) judged unlawful and unenforceable, other clauses shall remain valid in full and shall be put into enforcement continually, including those clauses which are partially unenforceable but are still enforceable overall.

VI.	Transferor and transferee: All terms and conditions, regulations and responsibilities contained in the Agreement are intended to safeguard the interests of both parties, their inheritors, representatives, assignees and transferees and to be binding upon such people. Notwithstanding the aforementioned provision, for any event, unless agreed upon by Party A in writing in advance, Party B shall not have any rights under the Agreement transferred, pledged, mortgaged or assigned to another.

VII.	Governing laws: This Agreement is on the grounds of the laws of the People’s Republic of China as the governing laws regarding its validity, significance and interpretation. Both parties shall take the laws of the People’s Republic of China linked up with the Agreement as the governing laws and shall put such laws into enforcement in China.

VIII.

Solution of a dispute: In case of any claim for damage compensation or dispute linked up with the Agreement, both parties should, first of all, try to have it solved through amicable negotiation and teamwork on a bona fide basis. When a dispute is solved by any means, both parties shall try not to untowardly affect the other in the principle of failure, abstention or prohibition of denial from testimony. In the event that for such a dispute,

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an application must be submitted to a court for temporary prohibition order to prevent either party or any others from undergoing irreparable damage, no any single clause in this Agreement prohibits either party from directly resorting to judicial procedures.

IX.	Jurisdictional powers: Both parties hereto, within the maximum limits where permitted by law, hereby declare below which shall absolutely not be withdrawn: (i) During all litigation, dispute or court hearings under the Agreement, both parties shall abide by the executive jurisdictional powers of the People’s Republic of China and Chengdu City Court; (ii) Both parties waive and agree at the moment and hereafter, under no circumstances shall either party claim, declare by means of proposal, protest or other means exemption from the jurisdictional powers under any court, and under no circumstances shall either party pose any objection or allegation that a litigious case under charge of such jurisdictional court should be lodged with another court of inconvenience; (iii) Both parties agree that the judgment rendered by such jurisdictional court for the litigation, dispute or court hearing should be final and binding upon the party which is supposed to be and could be put into compulsory enforcement in the court of the People’s Republic of China in charge of such litigation or other court of the People’s Republic of China (or under compulsory enforcement by any court whereunder the subject party should accept the jurisdictional powers) and (iv) Both parties agree that the summons mailed for the said litigation, dispute or court hearing may be mailed with prepaid postage registered mail or airmail, with the duplicate copies of such summons mailed to the address of the said party indicated in this Agreement or the address indicated by such party under the Agreement with a request for return receipt. Both parties agree that such summon services (i) Should be deemed by both parties as the service valid to the other party for the litigation, dispute or court hearing; and (ii) Such services, within the maximum possible limit of law should be deemed as valid service and having been handed over to the other party in person.

X.	Subtitles: Subtitles provided do not function as a part of the Agreement and are provided for reference to facilitate reading. Under no circumstances shall subtitles be taken to define, restrict or describe the scope of the Agreement or define the meaning.

XI.	Integral accord: This Agreement stands for the overall covenants of both parties regarding the subject issues and supersedes all talks, agreements, discussions and commitments reached by both parties either in writing or orally previously, if any. Any addition, amendment, waiver or termination of the Agreement shall be null and void unless duly affixed by the seals of both parties. Waiver of any single clause of this Agreement shall not be interpreted as waiver or such fact for any other clauses (disregarding whether such other clauses have borne such terms of waiver) and such waiver shall not constitute a continual waiver unless otherwise expressly prescribed.

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XII.	Notices: All notices or communications which must be or are permitted to be served under the Agreement shall be served in writing and shall be deemed to have been duly served under the following situations (i) When served in person, at the moment when served face-to-face; (ii) When served by mail, deemed as served within one week after the mail drop—either registered mail or accredited mail. But it should be served with prepaid postage mail to the address of the addressee given in the signature page below; or (iii) By means of cable or FAX through the cable or FAX addresses given in the signature page below, deemed as served when the reply confirmation of the cable or FAX is received. Both parties may change the service addresses but only in a method specified under the Agreement.

XIII.	Retaining fee (lawyer fee): In the event that either party takes legal action for compulsory enforcement of any clauses under the Agreement, the losing party in the litigation should pay the litigious fees for the other, linked up with the retaining fee (lawyer fee) incurred in such litigious actions.

XIV.	A third party: Except Party A or Party B, under no circumstances shall the Agreement, either explicitly or implicitly, bestow any person with any rights or remedial measures or enable any person to be titled to such rights due to the Agreement.

XV.	Governing language: This Agreement is worked out in Chinese and English languages. The Chinese text shall be the governing version. After this Agreement is agreed and signed by both parties, it shall be effective on April, 2011 until all term and conditions have been implemented and all debt relationships have been eliminated.

XVI.	This Agreement is made in duplicate in original with each party holding one set of the original hereof each, plus two duplicate copies ready to be referred to by Party A as needed. In case of a typing error, the contents of the original shall govern. The Appendices annexed hereto include the Quotation in full set and List of Items of Services in full set.

All aforementioned terms and conditions bear the full consent by and between both parties for implementation. In addition to the oral consent reached, both parties hereby further come to this Agreement to verify the firm’s consent in black and white.

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Parties to the Agreement:

Party A: Diodes Technology (Chengdu) Company Limited

Responsible person: Keh-Shew Lu

Corporate Identity Code:

Address: 8 Kexin Road, Chengdu Hi-Tech Zone (West Park), Chengdu, Sichuan, People’s Republic of China

Party B: Lite-On Technology Corporation

Responsible person: Soong Kung-yuan

Corporate Identity Code: 23357403

Address: 22F, No.392, Ruey Kuang Road, Neihu District, Taipei 114, Taiwan.

Date: April 1, 2011

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